Exhibit 99.1 PRESS RELEASE

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Threshold Pharmaceuticals

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals to Present Updated Data from Phase 2b

Clinical Trial of TH-302 in Combination with Gemcitabine in

Advanced Pancreatic Cancer at ESMO 2012 Congress

South San Francisco, CA – September 17, 2012 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced that data from a randomized open-label Phase 2b clinical trial of investigational hypoxia-targeted drug TH-302 in patients with advanced pancreatic cancer will be presented at the European Society for Medical Oncology (ESMO) 2012 Congress in Vienna taking place September 28 – October 2, 2012.

The company announced in February 2012 that the study met its primary endpoint demonstrating a statistically significant 63% improvement (p=0.005) in progression free survival (PFS) for patients treated with TH-302 and gemcitabine versus gemcitabine alone. This represented a 2-month increase in PFS for patients treated with TH-302.

New findings on overall survival, which was a secondary endpoint of the study, indicate that patients treated with gemcitabine alone had a median overall survival of 6.9 months compared with 9.2 months for patients treated with 340 mg/m2 TH-302 plus gemcitabine (HR: 0.955, 95% CI: 0.67–1.37, p=0.800) and 8.7 months for patients treated with 240 mg/m2 TH-302 plus gemcitabine (HR: 0.960, 95% CI: 0.67–1.38, p=0.827). While not statistically significant, the improvement in median overall survival is consistent with the improvement in median PFS reported previously. The trial was not designed to detect a statistically significant improvement in overall survival and included a cross-over component. Patients receiving gemcitabine alone who crossed over to receive gemcitabine plus TH-302 upon disease progression did contribute to an increase in survival of the control arm.

TH-302 continues to demonstrate a safety profile consistent with what has been previously reported at the 2012 annual meeting of the American Association of Cancer Research. The most common adverse events were fatigue, nausea, constipation and peripheral edema, and were similar across groups. Skin and mucosal toxicities and myelosuppression were the most common adverse events related to TH-302, were mostly Grade 1 and 2, and did not result in increases in treatment discontinuation. Adverse events leading to discontinuation of study treatment as well as serious adverse events were balanced across all treatment arms. Grade 3/4/5 adverse events were generally below 10%.

PRESS RELEASE

“We are pleased with the overall consistency of results from this study demonstrating activity of TH-302 and, as a consequence, a randomized Phase 3 trial of TH-302 in patients with advanced first-line pancreatic cancer is planned to be initiated together with our partner Merck KGaA,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “We are grateful to the clinical investigators and patients who have participated in our studies of TH-302 and would like to acknowledge their important contributions to advancing the development of novel therapies for pancreatic cancer.”

About the Phase 2b Study

The Phase 2b study is a randomized controlled trial that enrolled a total of 214 previously untreated patients with locally advanced unresectable or metastatic pancreatic cancer. Patients were randomized to treatment with either 240 mg/m2 TH-302 plus gemcitabine (n=71), or 340 mg/m2 TH-302 plus gemcitabine (n=74), or gemcitabine alone (n=69). Patients receiving gemcitabine alone whose disease progressed were permitted to be randomized to treatment with gemcitabine plus either the low or high dose of TH-302. The trial was 80% powered to detect a 50% improvement in PFS with a p-value of 0.20.

About the ESMO 2012 Congress Abstract and Presentation

Please note that the ESMO 2012 Congress abstract (#666O) describing the results of this study and available today at www.esmo.org contains immature survival data from an interim analysis that was performed in February 2012 and which is superseded by the data contained within this press release. Additional details from the study will be reported during the oral presentation at the ESMO 2012 Congress at 10:15 a.m. CEST on Saturday September 29, 2012, in Vienna, Austria.

About Pancreatic Cancer

Pancreatic cancer is a malignant neoplasm of the pancreas with current treatment options including surgery, radiotherapy and chemotherapy. Gemcitabine as a single agent or in combination with other treatments is the most commonly used chemotherapeutic agent in patients with advanced pancreatic cancer. According to the American Cancer Society, an estimated 43,920 new cases of pancreatic cancer and 37,390 deaths are expected to occur in the U.S. in 2012. The targeted therapy erlotinib, the only other agent approved for treatment of pancreatic cancer since gemcitabine, received regulatory clearance based on results from a Phase 3 study demonstrating a median overall survival of 6.4 months for patients treated with erlotinib in combination with gemcitabine versus 6 months for gemcitabine alone.

About TH-302

TH-302 is a hypoxia-targeted drug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

PRESS RELEASE

TH-302 has been investigated in over 700 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma. In February 2012, Threshold signed a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 to treat patients with cancer. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on August 6, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

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